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                                                                      EXHIBIT 12

                   CHANGE OF CONTROL TERMINATION AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into this 13th day of November, 1997, by and between ULTRA PAC, INC., a Minnesota corporation ("Ultra Pac"), and CHARLES C. AHERN, JR., an individual residing in the State of Florida (the "Executive").

                                  RECITALS

     A. The parties recognize that the Executive's contribution to the growth and success of Ultra Pac has been substantial. The Board of Directors of Ultra Pac (the "Board") desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with Ultra Pac which the Board has determined will reinforce and encourage the continued attention and dedication of the Executive as a member of the management of Ultra Pac.

     B. It is expressly recognized by the parties that the Executive's employment with Ultra Pac and agreement to be bound by the terms of this Agreement represent a substantial commitment to Ultra Pac in terms of the Executive's personal and professional career and a foregoing of present and future career options by the Executive, for all of which Ultra Pac receives substantial value.

     C. The parties recognize that a Change of Control, as defined herein, is likely to result in material alteration or diminishment of the Executive's position and responsibilities and substantially frustrate the purpose of the Executive's commitment to Ultra Pac and forbearance of other career options.

     D. The parties recognize that in light of the above-described commitment and forbearance of other career options, it is essential that, for the benefit of Ultra Pac and its stockholders, provision be made for a Change in Control Termination, as defined herein, in order to enable the Executive to effectively continue in the Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ultra Pac, although no such change is now contemplated or foreseen.

     E. The parties have previously entered into agreements and undertakings with respect to the Executive's employment and compensation, and the parties wish to supplement such previous agreements and undertakings.

     NOW, THEREFORE, in consideration of the foregoing recitals, the Executive's continued employment with and by Ultra Pac, and the mutual benefits to be gained by the performance hereof, the parties hereto agree as follows:

     1.) Definitions. For purposes of this Agreement, the following definitions shall be applied:



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(a)  "Base Salary" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments, if any.

(b) "Board" or "Board of Directors" shall mean the board of directors of Ultra Pac.

(c) "Change of Control" shall mean any merger, combination, sale, transfer, exchange, reorganization, or other transaction whereby:

     (1) any "person" (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), entity, or group of associated persons or entities acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of Ultra Pac representing fifty percent (50%) or more of the voting control of Ultra Pac's then issued and outstanding securities, which person, entity or group is not affiliated (within the meaning of the Securities Act of 1933) with Ultra Pac as of the date of this Agreement; or

     (2) any "person" (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), entity, or group of associated persons or entities acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of Ultra Pac representing thirty percent (30%) or more of the voting control of Ultra Pac's then issued and outstanding securities, which person, entity or group is not affiliated (within the meaning of the Securities Act of 1933) with Ultra Pac as of the date of this Agreement, coupled with a change in the composition of the Board of fifty percent (50%) or more of the membership of the Board.

     (d) "Change of Control Payments" shall mean any payment (including any benefit or transfer of property) in the nature of compensation, to or for the benefit of the Executive under any arrangement which is partially or entirely contingent on a Change of Control, or is deemed to be contingent on a change of control or ownership of Ultra Pac for purposes of Section 280G of the Code. As used in this definition, the term "arrangement" includes any agreement between the Executive and Ultra Pac and any and all of Ultra Pac's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

     (e) "Change of Control Termination" shall mean, with respect to the Executive, any of the following events occurring within one (1) year after a Change of Control.

          (1) Termination of the Executive's employment by Ultra Pac or its successors; or

          (2) Termination of employment with Ultra Pac by the Executive pursuant to Section 2. A Change of Control Termination by the Executive shall not, however, include termination by reason of death, disability or retirement.


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          (f)  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any reference to a section of the Code shall mean that section of the Internal Revenue Code of 1986, as amended, or the corresponding section of such Code as hereafter amended.

          (g) "Good Reason" shall mean a good faith determination by the Executive, in the Executive's sole and absolute judgment, that any one or more of the following events has occurred, without the Executive's express written consent, after a Change of
               Control:

               (1) A change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to re-elect the Executive to, any position which has the effect of diminishing Executive's responsibility or authority;

               (2)  A reduction by Ultra Pac in the Executive's Base
                    Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which the Executive is covered immediately prior to the Change of Control, which adversely affects the Executive;

               (3) Without replacement by a plan providing benefits to the Executive equal to or greater than those discontinued, the failure by Ultra Pac to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health insurance, accident and disability insurance, or any other employee benefit plan, program, or arrangement in which the Executive is participating at the time of the Change of Control, or the taking of any action by Ultra Pac that would adversely affect the Executive's participation or materially reduce the Executive's benefits under any of such plans or benefits as such participation or benefits may exist at the time of the Change of Control;

               (4) The taking of any action by Ultra Pac that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which the Executive performs his or her employment duties;

               (5) The failure by Ultra Pac to obtain a binding and enforceable agreement, signed by any successor to Ultra Pac. providing for the assumption by such successor of the obligations of Ultra Pac under this Agreement, and the agreement of such successor to perform all obligations of Ultra Pac under this Agreement, or

               (6) Any purported termination by Ultra Pac of this Agreement or the employment of the Executive by Ultra Pac which is not expressly authorized by this Agreement or any breach of this Agreement by Ultra Pac.


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     2.)  Chance of Control Termination Right and Compensation. For a period of one (1) year following a Change of Control, the Executive shall have the right, at any time and within the Executive's sole discretion, to terminate employment with Ultra Pac for Good Reason. Such termination shall be accomplished by, and effective upon, the Executive giving written notice to Ultra Pac of the Executive's decision to terminate such employment. In the event of a Change of Control Termination, and subject to the "Limitation on Change of Control Compensation" contained in Section 3 herein, then, and without further action by the Board or otherwise, Ultra Pac shall, within the thirty (30) days of such termination, make a lump sum payment to the Executive in an amount equal to two times the Executive's "annualized includible compensation for the base period," as defined in Section 280G(d)(l) of the Code.

     3.) Limitation on Change of Control Compensation. In the event that the Executive is a "disqualified individual" within the meaning of Section 280G of the Code, the parties hereto expressly agree that the payments described in
Section 2 above shall be considered together with all other Change of Control Payments so that, with respect to the Executive, all Change of Control Patents are collectively subject to an overall maximum limit. Such maximum limit shall be One Dollar ($1.00) less than the largest amount under which no portion of the Change of Control Payments is considered a "parachute payment" within the meaning of Section 280G of the Code. Accordingly, to the extent that the Change of Control Payments would be considered a "parachute payment" with respect to the Executive, the portions of such Change of Control Payments shall be reduced or eliminated in the following order until the remaining Change of Control Payments with respect to the Executive is One Dollar ($1.00) less than the maximum allowable which would not be considered a "parachute payment" under
Section 280G of the Code:

     (a)  First, any cash payment to the Executive;

     (b)  Second, any Change of Control Payments not described herein; and

     (c)  Third, any forgiveness of indebtedness of the Executive to Ultra Pac.

The Executive expressly and irrevocably waives any and all rights to receive any Change of Control Payments which would be considered a "parachute payment" under the Code.

     4.) Attorneys' Fees. In the event the Executive incurs any legal expense to enforce or defend his or her rights under this Agreement, or to recover damages for breach thereof, the Executive shall be entitled to recover from Ultra Pac any actual expenses for attorneys' fees and disbursements incurred.

     5.) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ultra Pac, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ultra Pac, and any such successors or assigns shall absolutely and unconditionally assume all of Ultra Pac's obligations hereunder.



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     6.)  Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered personally or mailed by certified mail, return receipt requested, to any such party at its address which:

     (a)  In the case of Ultra Pac shall be:

          Ultra Pac. Inc.
          21925 Industrial Boulevard
          Rogers, Minnesota 55374

          With a copy to:

          Larkin, Hoffman, Daly & Lindgren, Ltd.
          1500 Norwest Financial Center
          7900 Xerxes Avenue South
          Bloomington, Minnesota 55431
          Attn: Frank I. Harvey, Esq.

     (b)  In the case of the Executive shall be:

          Charles C. Ahern, Jr.
          3725 South Ocean Drive,
          Apt. 402
          Hollywood, FL 33019

Either party may, by notice hereunder, designate a changed address. Any notice, if delivered or mailed properly, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

     7.) Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     8.) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota. Each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     9.) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single


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or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     11.) Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


EXECUTIVE                                   ULTRA PAC, INC.

/s/ Charles C. Ahern, Jr.                  By: /s/ Calvin S. Krupa
-------------------------------                ----------------------------
Charles C. Ahern, Jr.                          Calvin S. Krupa
                                               Its: President



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